Buzztime Announces Anticipated Effective Date of Reverse/Forward Stock Split

Carlsbad, CA – June 7, 2016 – NTN Buzztime, Inc. (NYSE MKT:NTN), a leader in interactive entertainment and innovative dining technology, today announced the expected effective date of its 1-for-100 reverse stock split (the “Reverse Split”) of common stock to be immediately followed by a forward split (the “Forward Split”) of common stock at a ratio of 2-for-1 (together referred to as the “Reverse/Forward Split”). Stockholders granted the Board of Directors discretionary authority to effect the Reverse/Forward Split at the company’s annual meeting of shareholders held on June 3, 2016.

NTN Buzztime anticipates the Reverse/Forward Split to be effective after the close of all trading on Thursday, June 16, 2016 (the “Effective Date”), and the common stock will continue trading under the trading symbol “NTN” under a new CUSIP number on a split-adjusted basis on the NYSE MKT at the opening of trading on Friday, June 17, 2016.

When the Reverse/Forward Split becomes effective, if you are a stockholder of record with 100 or more shares of our common stock in one account as of immediately prior to 6:00 p.m. Eastern Time on the Effective Date, your shares will first be combined and reconstituted into one one-hundredth (1/100) of the number of shares you held in that account as of immediately prior to that time. Immediately thereafter your shares will be split and reconstituted in the Forward Split into 2 times the number of shares you held after the Reverse Split. Any fractional shares resulting from the Forward Split will be rounded up to the nearest whole share.

Any shareholder who, as of immediately prior to 6:00 p.m. Eastern Time on the Effective Date, holds fewer than 100 shares of our common stock in one account and, subsequent to the Reverse Split, would otherwise be entitled to less than one full share of our common stock, will receive, instead of the fractional share, a cash payment for each such share held in that account equal to the average of the closing price per share of our common stock on the NYSE MKT over the five trading days immediately before and including the Effective Date. Shares of common stock held in registered form in two or more accounts will be considered held in separate accounts and will not be aggregated when effecting the Reverse Split. Similarly, shares of common stock held in registered form and stock held in “street name” for the same investor will be considered held in separate accounts and will not be aggregated when effecting the Reverse Split.

If you believe that you may not hold sufficient shares of our common stock as of immediately prior to 6:00 p.m. Eastern Time on the Effective Date to hold at least one full share immediately following the Reverse Split and you want to continue to hold our common stock after the Reverse/Forward Split, you may do so by taking either of the following actions far enough in advance so that it is completed by 6:00 p.m. Eastern Time on the Effective Date: (1) purchase and transfer to your account a sufficient number of shares of our common stock so that you hold at least 100 shares in your account prior to and as of immediately prior to 6:00 p.m. Eastern Time on the Effective Date; or (2) if you have shares of our common stock in more than one account, consolidate your accounts so that you hold at least 100 shares of our common stock in one account as of immediately prior to 6:00 p.m. Eastern Time on the Effective Date.

The Reverse/Forward Split will reduce the number of outstanding shares of NTN Buzztime common stock from approximately 92.4 million to approximately 1.8 million. Correspondingly, the trading price of NTN Buzztime common stock is expected to proportionately increase immediately following the Effective Date. However, other factors may adversely affect the price of our common stock and there can be no assurance that the Reverse/Forward Split will increase the trading price of our common stock.

Additional information on the Reverse/Forward Split can be found in NTN Buzztime’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2016, which is available on the SEC’s website at www.sec.gov and on the Company’s website at http://www.buzztime.com/business/investor-relations-sec-filings/

About Buzztime

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

Forward-looking Statements

This release contains forward-looking statements, which reflect management’s current views of future events and operations, including but not limited to statements about the Effective Date of the Reverse/Forward Split and the effects of the Reverse/Forward Split. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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INVESTOR RELATIONS CONTACTS:

Kirsten Chapman / Becky Herrick

LHA|IR for Buzztime

415-433-3777

buzztime@lhai.com